Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
April 24, 2015

Thank you, Bill, good morning!

I continue to be very pleased with the strong operating results generated by our dedicated TrinityRail team and the benefits of our integrated business model. I am also excited about our operating and financial flexibility which allows us to meet shifting market and customer demand. Our achievements in these areas drove record performance levels during the first quarter in our Rail and Leasing Groups. Going forward, broadening railcar demand, continued expansion in downstream energy and chemical markets and an aging North American railcar fleet support solid long term railcar demand fundamentals. The pending new tank car regulations, we believe, will also contribute to increased demand for tank cars and maintenance services.

Our industry leading backlog, comprised of a broad mix of railcars enabled extended production runs that positioned our Rail Group to generate high levels of productivity and efficiencies. This contributed to our outstanding financial performance during the first quarter. Our Rail Group set another record, our 9th consecutive, for quarterly revenues and operating profit. We also delivered a record 8,710 railcars during the quarter. As a result of productivity improvements, we now expect to deliver between 33,000 and 34,500 railcars in 2015.

TrinityRail is also well positioned and prepared to meet increased demand for newly built tank cars and modifications to existing tank cars once HM 251 regulations are finalized. During the last two years, we invested significantly in our business to handle the regulatory compliance requirements and anticipated modification requirements of our fleet and those of key customers. Our current expectation is that we will have regulatory clarity in mid-May. We continue to believe HM-251 regulations will be a demand catalyst for tank cars. However, it may take some time for customers to evaluate the impacts of the ruling and assess their business needs. As a result, while it is certainly possible that some orders may be imminent pending finalization of the rule, we think it is more likely that industry orders will be placed over several subsequent quarters as our customers complete their assessments.

As we mentioned last quarter, the tank cars destined for crude oil service comprise a nominal portion of our backlog and most are scheduled for delivery in 2015. A number of these tank cars are being built to a higher standard than is currently required and may closely align with the anticipated standard in the new regulations.

Industry orders in the first quarter reflect broad-based market demand, downstream petrochemical & chemicals market growth, and fleet replacement demand. TrinityRail received orders for 4,865 new railcars resulting in a backlog at quarter end of 57,190 railcars with a value of $6.8 billion. We are pleased with the diversification of our order backlog and the orders we received in the first quarter, both of which reflect a broad mix of railcars for the energy, chemical, agricultural, and other consumer-related industries. Given the healthy relative pace of inquiries the last few quarters, which has continued into the 2nd quarter of 2015, we remain confident in the current railcar market fundamentals. TrinityRail’s backlog at the end of the first quarter gives us excellent visibility to plan our operations for the next few years.

The strength of the railcar market continues to have a positive effect on our Leasing Group. Revenue and profit from operations, which excludes railcar sales, increased year-over-year by 11% and 29%, respectively. New additions to the wholly-owned lease fleet, high fleet utilization levels, and strong increases in lease rate pricing during the first quarter all contributed to a record quarterly performance. Our lease fleet continues to experience strong demand with good renewal success. Fleet utilization remains over 99%.

Our total lease fleet now stands at 76,170 railcars after taking delivery of 2,240 railcars offset by the sale of 2,000 leased railcars during the first quarter. At the end of March, 33% of the railcars in our order backlog were committed to customers of our leasing business, bringing our leased railcar backlog to a record $2.3 billion.

Our strong lease origination capabilities combined with our position as a leading railcar manufacturer and owner of a large, diverse lease fleet make us an attractive partner for institutional investors who consider leased railcars to be good long term investments. The recent three-year extension and increase in the size of our leasing warehouse facility to $1 billion provides additional financial flexibility to expand new lease originations and enhances our commercial positioning. We continue to have ongoing conversations with institutional investors interested in owning leased railcars and having Trinity manage and service their investments.

In summary, TrinityRail’s integrated business platform is well positioned and responding effectively to healthy railcar demand. The Rail Group and Leasing and Management Services Group delivered exceptional results during the first quarter. I expect our performance to be strong throughout the balance of 2015, as well. Our operating and financial flexibility continue to differentiate TrinityRail, enhancing our position as a premier provider of railcar products and services.

I will now turn it over to James for his remarks.